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                                                               Exhibit 9(v)(iii)

                                                                          Nov-99

                           GANNETT, WELSH & KOTLER LLC

                         CODE OF ETHICS UNDER RULE 17j-1

                                  INTRODUCTION

     Rule 17j-1 under the Investment Company Act of 1940 generally prohibits persons associated with an investment company or its investment adviser from engaging in any fraudulent, deceptive, manipulative or otherwise unlawful practice in connection with the purchase or sale by such persons of securities held or acquired by the investment company.

     Set forth below is the Code of Ethics adopted by Gannett, Welsh & Kotler LLC (the "Company"). This Code of Ethics is based on the principle that the directors, officers and employees of the Company owe a fiduciary duty to the shareholders of the mutual funds advised by the Company and to its managed accounts to conduct their affairs, including their personal securities transactions, in such a manner as to avoid: (i) serving their own personal interests ahead of the shareholders and accounts; (ii) taking advantage of their position; and (iii) any actual or potential conflicts of interest.

     Please direct any questions to Benjamin H. Gannett, Executive Vice President and Treasurer.


                                 CODE OF ETHICS

I.   Definitions

     1. "Funds" means any registered investment companies under the management of the Company.

     2. "Board of Directors" means the Board of Directors of the Company.

     3. "Officer" means any officer of the Company other than one serving solely as Secretary or Assistant Secretary.

     4. "Access person" means any director, officer or employee of the Company.

     5. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     6. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities

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Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person or an advisory person has or acquires. "Beneficial ownership" is generally understood to include those securities from which a person enjoys some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner.

     7. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

     8. "Security" shall include all forms of debt and equity securities, except that it shall not include shares of registered open end investment companies, securities issued by the Government of the United States or any agency or instrumentality thereof, bankers' acceptances, bank certificates of deposit, commercial paper, and other money market instruments.

II.  Prohibited Transactions

     1. It is a basic policy that no access person should be permitted to profit in his or her personal securities transactions from the securities activities of the Funds or the managed accounts of the Company. Accordingly, no access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which at the time of such purchase or sale is being purchased or sold by a Fund or the Company's managed accounts. No such purchase or sale shall be made if a security is being considered for purchase and sale by a Fund or the Company's managed accounts unless, in addition to the approval required under Section IV, the portfolio manager of such Fund and the Company's managed accounts has determined that such transaction would not adversely affect the Fund or the managed accounts.

     2. No access person shall disclose to other persons the securities activities engaged in or contemplated for the Funds or the Company's managed accounts.

     3. No access person shall seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to the Company in exchange for any action being taken by such person on behalf of the Company. For the purposes of this provision, gifts from broker-dealers or other persons providing services to the Company without regard to any specified transaction or action (or if in connection with a transaction, is a gift also provided to other participants) including but not limited to those in the following categories, will not be considered to be in violation of this section:

        (i)    an occasional meal;

        (ii) an occasional ticket to a sporting event, the theater or comparable entertainment; and

        (iii)  a typical holiday gift.

     In addition, no access person shall:

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         1. Acquire any securities in an initial public offering, in order to preclude any possibility of such person profiting from his or her position with the Company, purchase any securities on margin or purchase options on securities.

         2. Purchase or sell a security within at least seven calendar days before and after a Fund or a managed account trades in that security. Any profits improperly realized on trades within the proscribed periods will be subject to disgorgement.

         3. Purchase any securities in a private placement, without prior approval of Mr. Gannett, or in his absence, one of the other principal executive officers of the Company. Any person authorized to purchase securities in a private placement shall disclose that investment when they play a part in a subsequent consideration of an investment in the issuer for a Fund or a managed account. In such circumstances, the decision to purchase securities of the issuer shall be subject to independent review by a Company officer with no personal interest in the issuer.

         4. Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades shall be subject to disgorgement.

         5. Serve on the board of directors of any publicly traded company without prior authorization of Mr. Gannett. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Company's clients, the Funds and their shareholders.

III.     Exempted Transactions

         The prohibitions of Sections II of this Code shall not apply to:

         1. Purchases or sales effected in any account over which a person has no direct or indirect influence or control or in an account which is a product of the Company and is managed in a manner consistent with the management of such product for clients of the Company in general.

         2. Purchases or sales of shares of any registered investment company.

         3. Purchases or sales which are non-volitional on the part of a person.

         4. Purchases which are part of an automatic dividend reinvestment plan.

         5. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         6. Purchases or sales (or classes of purchases and sales) which receive the prior approval of Mr. Gannett, or in his absence another principal executive officer of the Company, because:

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                  (i)      they are only remotely potentially harmful to a Fund
                           or the Company's other managed accounts;

                  (ii) they would be very unlikely to affect a highly institutional market; or

                  (iii) they clearly are not related economically to securities to be purchased, sold or held by a Fund or the Company's managed accounts.

provided, however, that purchases or sales will not be approved for the same trading day in which the Fund or the Company's managed accounts are executing a trade in such securities.

IV.      Prior Approval

         All access persons shall receive prior approval from Mr. Gannett, or in his absence one of the other principal executive officers of the Company or other officer before purchasing or selling securities.

V.       Reporting

         Every access person shall report to Mr. Gannett with respect to transactions in any security as required by the Investment Advisers Act of 1940 and will supply Mr. Gannett duplicate copies of personal securities transactions confirmations and copies of periodic statements for securities accounts. Access persons shall also file reports of their security holdings within ten (10) days of becoming an access person and an annual holdings report. All transaction and holdings reports will be reviewed by management or compliance personnel.

VI.      Sanctions

         Upon discovering a violation of this Code, the Board of Directors may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

VII.     Retention of Records

         This Code of Ethics, a copy of each report filed by access persons, any written report relating to the interpretation of such Codes, or violations thereunder, and lists of all persons required to make reports, shall be preserved with records of the Company for the period required by Rule 17j-1.

VIII.    Annual Certification

         Each access person of the Company will be required to certify each year that they have read and understood this Code of Ethics.

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